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                                                                   10.(xvii)(D)

                       SUPPLEMENTAL EMPLOYMENT AGREEMENT
                       ---------------------------------


                          THIS SUPPLEMENTAL AGREEMENT
                    IS ADDED TO THE EMPLOYMENT AGREEMENT OF
                      KEVIN FREEMAN DATED MARCH 19, 1997

As you know, Montgomery Ward's filing under Chapter 11 on July 7, 1997 necessitated the re-approval by the Court of all Senior Executive Employment Agreements. This letter affirms this Supplemental Employment Agreement with you. The terms of your original agreement as a member of the Senior Executive Team at Montgomery Ward remain the same (including your G.E. Guarantee of your base and bonus payments) except that decisions concerning equity considerations will be deferred until Montgomery Ward emerges from bankruptcy with a confirmed Plan of Reorganization. The following provisions are added to and modify your existing Employment Agreement:

EQUITY CONSIDERATION
--------------------

     Due to Chapter 11 filing, the specifics of long term equity awards to individual participants are not possible to announce at this time. However, upon the company's emergence from bankruptcy, you will be eligible for participation in any equity plans at a level consistent with your Executive Committee peers, provided that you are actively employed by Montgomery Ward at such time and have a satisfactory performance evaluation.

EMERGENCE PLAN
--------------

     In lieu of equity participation during the Chapter 11 process, you will participate in a special Emergence Bonus Plan (copy attached) that has a target range of $225,000 to $562,500 that is payable upon Montgomery Ward's emergence from bankruptcy with a confirmed Plan of Reorganization.

BENEFITS & PERQUISITES
----------------------

     In addition to all normal company benefit plans, you will participate in the following Executive Benefits Plan:

          .  Annual Physical Examination
          .  Executive Accident Insurance
          .  Executive Medical Coverage
          .  Executive Vacation
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TERMINATION PLAN
----------------

     The term of this employment agreement is for October 1, 1997 until October 1, 2000. If your employment is terminated by Montgomery Ward for any reason other than "Cause" as defined below or your voluntary resignation, you will receive a lump sum payment equal to the greater of your base salary for the remainder of the agreement period; or, your base salary for a twenty-four month period.

     In addition, you will receive Executive Outplacement Services and continue to participate in Executive Benefits Plans which includes the Health Care Plan along with "Benefits and Perquisites" described above for the twenty-four month period following your separation.

     If this agreement is not renewed at the end of its term, you will receive within thirty (30) days following the end of this agreement a lump sum payment equal to twenty-four months base salary, as well as the outplacement and Executive Benefits.

     "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive for the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part will be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

     For purposes of this agreement, any diminution of your job title, executive committee membership, base salary, target bonus, other compensation or benefits, or a reduction in your job responsibilities, or a relocation of your job location of greater than 50 miles from the present location without your prior written approval during the terms of this agreement, will allow you to elect the terms of this section as if you were terminated without "Cause". However, such election must be done in writing to the Chairman & CEO within sixty (60) days of the triggering event.

CHANGE OF CONTROL
-----------------

     After a Change of Control Event as defined below, and for a period of three years after such date, if you are separated from the Company under provisions in the Termination Plan above (including any of the diminutions, reductions or relocation provisions under which you may elect to leave the Company), the lump sum severance payment will be three years base salary, plus three times your target bonus amount. In addition, your Executive Benefits will be extended to three years from your separation date.

     A "Change of Control" shall mean:

     (i) any sale, lease, license, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or Holding (without regard to Signature);
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     (ii) the possession by any person or entity (other than Holding, General
     Electric Capital Corporation or an affiliate of either of them) of beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of either (A) a number of securities carrying a greater voting power than General Electric Capital Corporation and its affiliates taken together or (B) over 50% of the then outstanding voting securities of the Company (entitled to vote generally in the election of directors) ("Outstanding Company Voting Securities"); or

     (iii) merger, consolidation or reorganization ("Business Combination") unless following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the Business Combination in substantially the same proportions as their ownership immediately prior to the Business Combination in substantially the same relative proportions as their ownership immediately prior to the Outstanding Company Voting Securities; provided that a Change of Control shall not be construed to include any transaction that occurs solely as a result of transfer of equity to holders of claims against the Company or Holding or any affiliate on account of such claims in connection with the consummation of a plan of reorganization for the Company or Holding or any affiliate in connection with the proceedings under Chapter 11 of the United States Bankruptcy Code pending at the date of hereof.

     Except as provided in the following sentence, payments pursuant to this employment agreement ("Payments") shall not exceed the largest sum ("Parachute Limitation") which will not result, directly or indirectly, in the treatment of any amount paid or payable by the Company or any successor to you (whether or not pursuant to this employment agreement, and including the Payments) as an Excess Parachute Payment. Notwithstanding the preceding sentence, you shall receive the full amount of the Payments without regard to the Parachute Limitation if you would realize a greater aftertax amount receiving the full amount of the Payments without regard to the Parachute Limitation than you would realize by receiving the Payments limited to the Parachute Limitation as provided in the preceding sentence.

     All computations and determinations required by the preceding paragraph shall be made by your accountant, acting in good faith. The computations and determinations made any time by your accountant shall affect only those Payments not yet made pursuant to this employment agreement. For purposes of this employment agreement, the term "Excess Parachute Payment" shall have the same meaning as the term "excess parachute payment" has under section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder.

PAYMENT GUARANTEE
-----------------

     In the event of your separation from Montgomery Ward for reasons other than "Cause" or voluntary resignation, to the extent that you are eligible to receive a guaranteed payment from General Electric Capital Corporation of base salary and/or bonus amounts due to
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     non-payment under your previous compensation agreement with Montgomery
     Ward, then the obligation of the Company under this agreement shall be reduced dollar for dollar of any amount representing base salary or bonus amounts which would become payable by General Electric Capital Corporation under that compensation guarantee.


NON-COMPETE
-----------

     In the event that you voluntarily leave Montgomery Ward, you will be bound by a non-compete agreement that provides that you will not be directly employed by nor perform work as director, officer, independent contractor, partner, or consultant for Sears, K-Mart Corporation, WalMart Stores Inc., Dayton Hudson Corporation or J.C. Penney or any of their affiliates for a period of one (1) year following your termination date.

This Agreement will be subject to the Laws of Illinois where applicable.

                                           /s/ Kevin Freeman
                                          ------------------------
                                            November 6, 1997
                                          ------------------------
                                            Date


                                           /s/ Robert A. Kasenter
                                          ------------------------